EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-256375, 333-248245, 333-217598, 333-216714, and 333-203566 on Form S-8 of our reports dated February 22, 2024, relating to the consolidated financial statements of Regional Management Corp. and subsidiaries and the effectiveness of Regional Management Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 22, 2024